Certificate of Designation of Rights of Series G Incentive Preferred Shares
                                       Of
                          Aqua Vie Beverage Corporation

Pursuant to Section 151 (g) of Title 8 of the General Corporate Law of the State of Delaware and Article V of the Articles of Incorporation, the Directors hereby designate

    The voting powers, designations, preferences, rights and qualifications, limitations and restrictions of:

                      "Series G Incentive Preferred Shares"

           And there is authorized to be issued 25,000 shares thereof with the following rights, terms and preferences:

     1.  Dividends.

         Right to Preferential Dividends. Subject to the rights and preferences of other classes or series of Preferred Shares, the Holders of the then outstanding Series G Preferred Shares {except when there shall have been either a notification of election for conversion by the Holders under Section 5(a), hereunder, or the conditions shall have been fulfilled for a conversion by the Company as provided in Section 5(b) hereunder, whether or not notification thereof has been made by the Company, (unless the Company shall expressly give notice it elects not to require such conversion)} shall be entitled to receive, if, when, and as declared by the Board, out of any funds legally available therefor, a non-cumulative preference of 10% on cash dividends up to $80.00 maximum total accumulated dividends per Series G Preferred Share held thereby. These dividends shall be payable, when and as declared by the Board. Dividends on the Series G Preferred Shares shall be non-cumulative, there shall be no minimum dividends, and no rights shall accrue to the Holders of the Series G Preferred Shares in the event that the Company shall fail to declare or pay dividends on the Series G Preferred Shares, whether or not the earnings of the Company in that previous fiscal year were sufficient to pay such dividends in whole or in part. In the event that the number of outstanding Series G Preferred Shares are adjusted by stock split, reverse split, or other corporate action, the preference stated herein shall be adjusted accordingly. The balance of any such dividends so declared shall be allocated as between Series G Preferred Shares and Common Shares as if said Series G Preferred Shares had been converted to Common Shares based on the Conversion Ratio (as adjusted) provided herein, and as to any other classes or series of Preferred Shares in accordance with the rights and preferences thereof.

     2.  Liquidation Rights of Series G Preferred Shares.

         (a) Preference. Subject to the rights and preferences of other classes or series of Preferred Shares in the event of any liquidation, dissolution, or winding-up of the Company, whether voluntary or involuntary, {except when there shall have been either a notification of election for conversion by the Holders under Section 5(a), hereunder, or the conditions shall have been fulfilled for a conversion by the Company as provided in Section 5(b) hereunder, whether or not notification thereof has been made by the Company, (unless the Company shall expressly give notice it elects not to require such conversion)} the Holders of the Series G Preferred Shares then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its shareholders, whether such assets are capital, surplus, or earnings, before any payment or declaration and setting apart for payment of any amount shall be made in respect of the Common Stock, an amount equal to $80.00 per Series G Preferred Share held thereby plus an amount equal to all declared and unpaid dividends thereon, less accumulated total dividends paid thereto (but not less than zero). If upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, the assets to be distributed to the Holders of the Series G
Preferred Shares shall be insufficient to permit the payment to such shareholders of the full preferential amount aforesaid, then all of the assets of the Company to be distributed shall be distributed ratably to the Holders of the Series G Preferred Shares, subject to any rights or preferences of any other classes or series of Preferred Shares, on the basis of the number of shares of Series G Preferred Shares so held.

         (b) Payments to Common Stock. After the preferred payment of $80.00 per Series G Preferred Share is made to Holders of the Series G Preferred Shares the Holders of the Series G Preferred Shares shall be entitled to share with Common Shares, based on the adjusted conversion ratio of Preferred Series G Shares to Common Shares as if converted, and as to other Classes or Series of Preferred Shares based on the conversion ratio of said Shares to Common as if converted or as otherwise provided in the rights and designations thereof as may from time to time be made by the Board of Directors, all remaining assets of the Company to be distributed.

         (c) Effect of Adjustments of Shares. In the event that the number of outstanding Series G Preferred Shares are adjusted by stock split, reverse split, or other corporate action, the preference stated herein shall be adjusted accordingly.

         3. Merger, Consolidation.

         (a) Preference. Subject to the rights and preferences of other classes or series of Preferred Shares in the event of any merger or share exchange of the Company, or a sale or other disposition of all or substantially all of the assets of the Company {except when there shall have been either a notification of election for conversion by the Holders under Section 5(a), hereunder, or the conditions shall have been fulfilled for a conversion by the Company as provided in Section 5(b) hereunder, whether or not notification thereof has been made by the Company, (unless the Company shall expressly give notice it elects not to require such conversion)} the Holders of the Series G Preferred Shares then outstanding shall be entitled to receive, before any payment or declaration and setting apart for payment of any amount shall be made in respect of the Common Stock, for each share of such Series G Preferred Stock so held, in cash or in securities (including, without limitation, debt securities) received from the acquiring corporation, at the closing of any such transaction, an amount equal to $80.00 per Series G Preferred Share, plus an amount equal to all declared and unpaid dividends thereon, less total accumulated dividends paid thereto (but not less than zero). In the event that the number of outstanding Series G Preferred Shares is adjusted by stock split, reverse split, or other corporate action, the preference stated herein shall be adjusted accordingly

         (b) Remaining Proceeds. Subject to the rights and preferences of other classes or series of Preferred Shares after the payment or distribution to the Holders of the Series G Preferred Shares of the full preferential amount, the Holders of the Series G Preferred Shares, Holders of other Series or Classes of Preferred Shares according to the Rights and Designations thereof and Holders of Common Stock then outstanding shall be entitled to receive ratably, with all Series G Preferred Shares treated as if it had been converted into Common Stock pursuant to Section 5 hereof, all remaining proceeds of the Company to be distributed.

         (c) Valuation of securities received pursuant to a merger, share exchange, sale of substantially all the assets or similar transaction. In the event that a transaction occurs pursuant to which non-cash assets are received and to which this Section applies, the assets received for the purposes of this Section shall be valued as follows:

                  (i) If the assets received are securities that are listed on NASDAQ or an exchange, the value shall be deemed to be the 3 day high average closing price (or average between bid/ask if OTC) on such exchange or NASDAQ over the 30 day period prior to the closing of the transaction by which the securities are received.

                  (ii) If the assets received are of readily ascertainable market value, then that value shall be used.

                  (iii) If the assets are unlisted securities or other assets that do not have a readily ascertainable value, the Board of Directors in good faith will value said assets.

                  (iv) The fact that assets exist which may require a valuation process as described herein shall not delay closing the transaction by which the assets are being received.

         (d) Notice. With respect to any transaction which involves a merger or exchange of shares, or a sale of substantially all the assets not in the ordinary course of business, the Series G shareholders shall receive not less than ten days notice of the transaction and the terms and conditions thereof.

         4. Voting Rights.

         (a) Each Holder of Series G Preferred Shares shall be entitled to vote on all matters including election of the Board of Directors and, except as otherwise expressly provided herein, shall be entitled to a vote equal to 32,000 Common Shares for each preferred share (adjusted for splits and combinations) increased proportionally as the Conversion Rate provided herein in Section 5 (c) is adjusted from time to time. Thus, if the conversion rate is increased by a factor of 1.5, then the vote equivalent provided by this subparagraph (a) would be increased to 48,000 shares, and so on.

         (b) Unless otherwise required by law, Series G Preferred shareholders and Common shareholders shall vote together on all matters upon which shareholders are permitted to vote and not as separate classes. In those cases where Series G Preferred Shareholders are required by law to vote as a separate class, the vote required by said class for approval of the proposed action shall be a simple majority of the class.

         (c) Voting rights shall be adjusted in the event of adjustments in the Conversion Ratio, except that increases or reductions that apply equally to Series G Preferred Shares and Common Shares shall not cause an adjustment to be made.

         5. Conversion.

The Company and the Holders of Series G Preferred Shares shall have the following conversion rights:

         (a) Right to Convert. Each share of Series G Preferred Shares shall be convertible, if there shall be sufficient Common Shares authorized and issuable therefor at the option of the Holder as follows: all Series G Preferred Shares held by the Holder may be converted at any time after June 30, 2003 into fully paid and non assessable shares of Common Stock at the Conversion Rate set forth in Section 5(c) hereunder (as adjusted).

         (b)  Automatic Conversion at Election of Company.
              --------------------------------------------

              (i) Each share of Series G Preferred Shares shall automatically at the election of the Company be converted into shares of Common Stock based on the then effective Conversion Rate set forth in Section 5(c) hereunder (as adjusted) if any one of the following shall occur: (A) The Holders of 51% of the Series G Preferred Shares outstanding have given notice of election to convert as provided herein in Section 6; (B) The Board of Directors of the Company shall have approved a plan of reorganization, exchange, merger or consolidation to which the Company is a party, or an acquisition of the Company; (C) Immediately upon the closing of an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, with respect to the Common Stock of the Company (including shares registered by selling Series G Preferred shareholders) where the amount of such securities sold is $10,000,000. or more; (D) When the Company shall have a net worth of $10,000,000 or more; (E) After the Common Shares shall have been listed on NASDAQ for a period of not less than three months.

             (ii) Upon the occurrence of any of the events specified in paragraph 5(b)(i) and the election (if applicable) being so made by the Company, the outstanding shares of Series G Preferred Shares shall be converted automatically without any further action by the Holders of such Series G Preferred Shares and whether or not the certificates representing such Series G Preferred Shares are surrendered to the Company or its transfer agent; provided however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon the conversion unless the certificates evidencing such Series G Preferred Shares are either delivered to the Company or its transfer agent, or the Holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. The conversion shall be deemed to have occurred immediately prior to the business day on which the Series G certificates are to be surrendered, and the person entitled to receive the Common shares upon such a conversion shall be deemed a Common Shareholder of record as of that date.

         (c) Conversion Rate, adjustments. Except as provided elsewhere herein for adjustment of conversion based on share price, recapitalization or other factors, the Conversion Rate is 8,000 Common Shares for One Series G Preferred Share. The Conversion Rate shall be subject to adjustment from time to time as provided below; no adjustment shall apply after a Series G Preferred Share has been converted. Notwithstanding any other provision herein, whichever method hereunder which provides the maximum conversion for the Holder shall be utilized.

         (d) Mechanics of Conversion. Each Holder of Series G Preferred Shares who desires to convert the same into shares of Common Stock shall surrender the certificate, duly endorsed, at the office of the Company or of any transfer agent for the Series G Preferred Shares or Common Stock, and shall give written notice to the Company at such office that such Holder elects to convert the same and shall state therein the number of shares of Series G Preferred Shares being converted. Thereupon the Company shall promptly issue and deliver to such Holder a certificate or certificates for the number of shares of Common Stock to which such Holder is entitled. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate representing the Series G Preferred Shares to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record Holder of such shares of Common Stock on such date.

         (e) Adjustment for Stock Splits and Combinations. If the Company at any time or from time to time effects a subdivision of the outstanding Common Stock, the Conversion Rate then in effect immediately before that subdivision shall be proportionately increased, and conversely, if the Company at any time or from time to time combines the outstanding shares of Common Stock into a smaller number of shares, the Conversion Rate then in effect immediately before the combination shall be proportionately decreased. Any adjustment under this subsection (e) shall become effective at the close of business on the date the subdivision or combination becomes effective. Subdivisions or combinations of Series G Preferred Shares shall be similarly considered to compute the final adjustment to the Conversion Rate to reflect stock splits and combinations.

         (f) Adjustments for Reclassification, Exchange and Substitution. In the event that at any time or from time to time, the Common Stock issuable upon the conversion of the Series G Preferred Shares is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend or a reorganization, merger, exchange of shares, or sale of assets, provided for elsewhere in this Section), then and in any such event each Holder of Series G Preferred Shares shall have the right thereafter to convert such stock into the kind and the maximum amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change, by Holders of shares of Common Stock into which such shares of Series G Preferred Shares could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein.

         (g) Reorganizations, Mergers, Consolidations or Sales of Assets. If at any time or from time to time there is a capital reorganization of the Common Stock (other than a recapitalization, subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section) or a merger or exchange of shares of the Company with or into another corporation, or the sale of all or substantially all of the Company's properties and assets to any other person, then as a part of such reorganization, merger, consolidation or sale, provision shall be made so that the Holders of the Series G Preferred Shares shall have the right thereafter to convert such stock into the number of shares of stock or other securities or property to which a Holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, merger, consolidation, or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section with respect to the right of the Holders of the Series G Preferred Shares after the reorganization, merger, consolidation or sale to the end that the provisions of this Section (including adjustment of the Conversion Rate then in effect and the number of shares receivable upon conversion of the Series G Preferred Shares) shall be applicable after that event and be as nearly equivalent as may be practicable.

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


         (h) Fractional Shares. Series G Preferred Shares may be issued in fractional amounts.

         (i) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series G Shares, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series G Preferred Shares that shall be convertible at that time; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series G Preferred Shares, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose. Should this action require the affirmative vote of the Holders of Series G Preferred Shares, whether as a Class or voted with Common Shares, said Holders of Series G Preferred Shares shall be deemed solely for this purpose to have consented thereto, and shall be deemed to irrevocably constituted management of the Company as their proxy and attorney in fact solely for this purpose to execute such documents as may be required to effect this consent.

         (j)  Adjustment Based on Market Success.
              ----------------------------------

              (i) In the event that Common Shares shall have had an average price as defined hereunder of $ .04 per Common Share, then at said time and for each $.04 increase thereover, beginning at the per Common Share price of $.04 but not over $2.40 per Common Share, then the amount of Common Shares into which these Series G Preferred Shares may be converted shall increase by 5%.

              (ii) The average price shall be computed by the average between the bid and ask price of the Common Shares for a period of ten days prior to the conversion request on such markets as the Common Shares may be regularly traded, and if there is more than one market, then the average of the markets upon which 75% or more of the Common Shares are traded; if the Common Shares shall not have been trading during said 10 day period, for regulatory reasons or any other reason, then the ten day prior period in which such trading did occur, or the last placement price of $200,000 or more of the Common Shares, or in the event of an acquisition or merger, the merger or acquisition price, whichever is higher. The average price shall be adjusted in the event that there shall be recapitalizations such as a share split.

         (k)   Adjustment for below-market issuances and performance
               -----------------------------------------------------

              (i) The conversion rate shall be proportionately adjusted upward from time to time for below-market issuance and performance relative to the adjustments provided in (1)(a)(b) hereunder and $.02.share, the average market price of traded common shares immediately prior hereto. Accordingly, the amount of shares in to which these shares may be converted by the holder hereon shall proportionately increase under the following conditions:

                  (a) In the event of an issuance of common shares or shares convertible into common shares (common share equivalents) to any person not in the immediately family of the Holder hereof, or an entity affiliated therewith for a consideration of $. 02/common share (adjusted for splits and combinations) or less (or equivalent in the event of an issuance of instruments convertible into, measured by or otherwise tied in to common shares), for a transaction where the consideration is valued at $200,000 or more; or if

                  (b) The average closing price for the 20 days trading period of the common shares prior to the date that the conversion rate is determined is a price less than $.02/common share (adjusted for splits and combination) ;

              (ii) In no event shall the conversion rate be less than 8,000 common shares for one preferred share (adjusted for splits and combination). In the event however that there shall have been either an issuance subject to (a) above, or a closing price subject to (b) above, then whichever circumstance provides the proportionately greater conversion rate shall be applied to determine what the conversion rate may be at a particular time and from time to time, whenever, to determine voting rights or conversion rights, it shall be considered necessary by the Holder hereof to calculate conversion rights. The proportional increase shall be a multiple defined by the fraction whose numerator is $.02/share, and whose denominator is price calculated per share under section (1)(a)(b) above. {For example, if at a particular date, the conversion rate is sought to be determined under this Subparagraph (c), there has been a transaction under (i)(a) for a common share equivalent price of $.01/share, the conversion rate under this paragraph would be two times the 8,000 provided elsewhere; if $.015, then 1.5 times the 8,000 times, and so forth. In like fashion, if the market price under (i)(b) were $.01/share (as adjusted), for the 20 day period prior to the date the conversion rate is sought to be determined, the conversion rate would be two times 8,000; if the market price was $.015, then the conversion rate would be 1.5 time 8,000 and so on. As an example of an adjustment, if there were a 10 for 1 combination of common shares with respect to outstanding common shares, then the prices at which this adjustment would occur would be 10 times, or $.20/share (or share equivalent) under (i)(a) or (i)(b) above. If on the other hand there were a split over all outstanding common shares or 10 to 1, then the adjustment prices under (a) and (b) would begin at $.002/shares or share equivalent.

              (iii) The adjustments provided hereunder shall be in addition to any adjustments provided elsewhere in this Designation, and shall be calculated at the option of the Holder at any time and from time to time he may determine for any purpose.

              (ii) Adjustment provided under this subparagraph shall always be calculated to provide the maximum conversion rate which would arise hereunder.

         6. Registration Rights

         (a) At any time after Series G Preferred Shares shall have been converted into Common Shares at the election of the Company as provided in
Section 5(b) and the Company shall have exercised its right to require conversion thereunder, or if the Holders of a majority of the Series G Preferred Shares shall have given notice of election for Conversion as provided in Section 5(a), the Holders of a majority of the Series G Preferred Shares may request "piggyback' registration of the Common Shares in conjunction with a registration planned by the Company subject to underwriter approval.

       (b) Upon such a request being made by the Holders of a majority of the Series G Preferred Shares, the Company will notify all of the remaining Holders of Series G Preferred Shares as well as all Holders of Common Shares who shall have previously converted Series G Preferred Shares (but not the successor thereof if by sale), and they shall be deemed to have requested the registration and shall be fully subject thereto.

       (c) The Company will use its best efforts to effect a single public registration on the appropriate form available thereto of all converted shares. The Company will be under no obligation to secure an underwriter or other seller for the shares and sales of shares after the registration will be solely the responsibility of the Holder thereof.

        (d) To the extent required to effect the registration, converting shareholders shall fully cooperate with the Company and its counsel. Failure to cooperate will entitle the Company to exclude a Holder from the registration.

         (e) Subject to the provisions of Form S-8 the Holder and such other persons as would be entitled under Form S-8 to require a registration hereunder, may at any time require the Company to register all or a portion of the common shares which may be subject to conversion of these Series G Preferred Shares, which are issued as employee benefit shares to the original Holder, or these preferred shares, if applicable, and to maintain such Registration as effective, subject to such requirements of the Securities Act of 1933 and regulations issued thereunder which would require such a registration to be suspended.

         7. Effect of Issuance of other Series of Preferred Shares

         (a) Nothing contained in this designation of rights shall limit the ability of the Company to authorize and issue other Series of Preferred Shares or other classes of Preferred Shares with rights or preferences that are senior to these Series G Preferred Shares or that limit or reduce the rights or preferences of these Series G Preferred Shares. In the event that other Series or Classes of Preferred Shares are authorized and issued, unless otherwise provided in the designation of rights of said other Series or Classes, these Series G Preferred Shares shall vote on all matters based on the conversion rates adjusted into common shares provided herein, and said such other preferred shares shall have such voting rights as is provided in the designation thereof; in all votes for the Board of Directors, or any other matters in which shareholders may vote, all Common Shareholders, and all Preferred Shareholders shall vote together, and Preferred Shares will have the weight based on their conversion into common. There shall be no class votes of these Series G Preferred Shares unless said vote is non-waivable and is required by law.

         (b) Unless otherwise provided in the designation of rights and preferences of other preferred shares, any preferences of these Series G Preferred Shares shall be ratable with other series or classes of Preferred Shares that may have been or be hereafter designated.


         8. Employee Benefit not subject to Creditors Claims.

             (i) These preferred shares shall not be subject to attachment, sale or seizure by any creditor of the original Holder or any person claiming thereunder, or any member of his family as Holder and should any such person attempt any such action it or they shall acquire no rights hereunder or any rights as a shareholder. The only person who may assert any rights under these employee benefit shares is the original Holder , or his immediate family, or such person as to whom he or they may voluntarily transfer or assign such rights.

            (ii) These limitations are imposed as a condition on the incentives being provided by the company, it being determined that the possibility or actuality or seizure or involuntary transfer would not be in the interest of the Company in its intention to provide a continuing incentive to the Holder to perform for the Company.

                                      Dated this  5th day of June 2002,

                                      by:
                                           -----------------------------
                                           Thomas Gillespie, President


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